Exhibit 99

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION:
Franklin T. Klink, III
Chief Financial Officer
(717) 597-2137

TOWER BANCORP, INC. REPORTS EARNINGS

GREENCASTLE, PA January 17, 2007 – Tower Bancorp, Inc., parent company of The First National Bank of Greencastle reports earnings of $1,632,237 or earnings per share of $.69 for the quarter ended December 31, 2006.   For the year 2006, net income was $6,132,155 or $2.92 per share.  Return on equity and return on assets were 9.06% and 1.34%, respectively, for the year ending December 31, 2006.

At year-end, total assets stood at $540,940,000, an increase of 54% or $188,717,000 over year-end totals for 2005.  Total loans were $390,105,000, an increase of $160,804,000 or 70% while deposits at year-end totaled $409,618,000, an increase of $148,440,000 or 57%.  These increases are primarily due to Tower Bancorp, Inc.’s recent acquisition of The First National Bank of McConnellsburg.

The above figures are based on unaudited financial statements.  The First National Bank of Greencastle operates 16 offices in the Greencastle, Chambersburg, Shady Grove, Quincy, Laurich Estates, McConnellsburg, Needmore, Hancock, Fort Loudon, Mercersburg, Rouzerville, Waynesboro, and Hagerstown, MD areas.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995.  Actual results and trends could differ materially from those set forth in such statements due to various factors.  Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in Tower Bancorp, Inc.’s filings with the Securities and Exchange Commission.

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